EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 10-K/A, of our report dated March 29, 2023 relating to the financial statements of Battery Future Acquisition Corp. (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the 2022 financial statements which appear in this Form 10-K/A.

/s/ WithumSmith+Brown, PC

New York, New York
July 3, 2024